CLINICAL TRIAL AGREEMENT

This agreement (hereinafter: “Agreement”) is entered into as of February 17, 2010 (hereinafter: the “Effective Date”) by and between Hadasit Medical Research Services and Development Ltd., a company duly incorporated under the laws of Israel I.D. No. 51-115685-3, from Jerusalem Bio-Park, Hadassah Ein-Kerem Medical Center, P.O.Box 12000, Jerusalem 91120, (hereinafter: “Hadasit” or the “Institution”) and Prof. Dimitrios Karousis (the “Investigator”) on one hand and BrainStorm Cell Therapeutics Ltd., a corporation organized under the laws of Israel I.D. No. 51-360102-1, with its registered office located at 12 Basel Street, Petah-Tikva 49001, in this matter duly represented by Rami Efrati, (hereinafter: “Sponsor”), on the other hand.

PREAMBLE		1
1.	STUDY, INVESTIGATOR AND SITE	2
2.	COMPLIANCE WITH LAWS, REGULATIONS AND GUIDELINES	3
3.	INFORMED CONSENT	3
4.	RECORDKEEPING, REPORTING AND ACCESS	3
5.	COMPENSATION FOR STUDY	4
6.	CONFIDENTIAL INFORMATION	5
7.	PUBLICATIONS	6
8.	INTELLECTUAL PROPERTY	7
9.	TANGIBLE MATERIALS	8
10.	INDEMNIFICATION, INSURANCE, LIMITED LIABILITIES	8
11.	TERM AND TERMINATION	11
12.	CHANGES TO THE PROTOCOL	12
13,	ASSIGNMENTS	12
14.	APPLICABLE LAW	12
15.	INDEPENDENT CONTRACTORS	12
16.	NOTICES	12
17.	ENTIRE AGREEMENT	13
Schedule A - Protocol		15
Schedule B - GMP Agreement		16
Schedule C - Consideration		17

PREAMBLE

WHEREAS Hadasit is a wholly owned subsidiary of Hadassah Medical Organization (“HMO”) and is authorized to enter this Agreement and to utilize HMO’s facilities, employees and agents for purpose of this Agreement;

WHEREAS Sponsor is a wholly owned subsidiary of Brainstorm Cell Therapeutics Inc., a Delaware corporation SEC file number 333-61610, with its registered office located at 110 east 59th Street, New York, NY United States of America (hereinafter: “Brainstorm Inc.”).

WHEREAS the Sponsor is in the process of development of innovative adult stem cell therapies using its unique cells method for highly debilitating neurodegenerative disorders such as Amyotrophic Lateral Sclerosis (ALS) Parkinson’s Disease (PD) and multiple sclerosis (hereinafter: the “Product”) and has prepared the Protocol in order to conduct clinical trials for further investigation of the Product.

WHEREAS the Sponsor represents that it is the sole owner of and/or has the right to use any and all intellectual property rights in the Product and the Protocol (as such term is defined herein), and that the execution and delivery of this Agreement dose not infringe any third parties’ rights and/or any applicable law;

WHEREAS, the SPONSOR is willing to invest certain funds in the Study (as hereinafter defined) to be carried at HMO’s facilities by the Investigator under the terms and conditions herein;

NOW THEREFORE, the parties agree as follows:

1.	STUDY, INVESTIGATOR AND SITE

A.
Hadasit shall contribute the Investigator for purpose of carrying out a clinical trial (the: “Study”) in accordance with the Sponsor Protocol titled “Explorative clinical trial to evaluate the safety and tolerability of injection of mesenchymal bone marrow stem cells secreting neurotrophic factors (MSC- NTF), in patients with amyotrophic lateral sclerosis (ALS)” (the “Protocol”), which has been drafted jointly by the Sponsor and the Investigator. A copy of the Protocol is attached herein as Schedule A.

The Investigator will be responsible for performing the Study and for the direct supervision of any individual performing portions of the Study.

B.
In the event that the Investigator ceases to be available for purpose of the Study (including without limitation the event of termination of employment between HMO and the investigator for any reason whatsoever), Hadasit shall use its best efforts to procure within 30 days his/her substitution by a suitably qualified person acceptable to Sponsor. If such substitute is not acceptable to the Sponsor, Sponsor shall be entitled to terminate this Agreement without further notice, and this shall be Sponsor’s sole remedy in such circumstances.

C.
Notwithstanding anything to the contrary herein, the Sponsor hereby represents and warrants that it has examined the facilities of the Institution and found them entirely adequate and suitable for the purpose of performance of the Protocol and the Study. In addition, nothing contained herein shall be construed as casting upon the Institution, the Investigator or HMO an undertaking to purchase any special equipment for purpose of the Study or to improve its existing equipment.

D.	The Product used in the Study shall be processed in a class 10,000 laboratory in Hadassah National Facility operated according to GMP Standards under the Agreement attached hereto as Schedule B.

2.	COMPLIANCE WITH LAWS, REGULATIONS AND GUIDELINES

governing the performance of clinical studies and (iii) with all applicable standards, regulations or guidelines for good clinical practice (“GCP”) and ethical conduct in connection with clinical studies, including those of the Institution and HMO.

B.
Prior to commencement of the Study, the Investigator will seek at the Sponsor’s expense any consents or approvals that must be obtained from the HMO’s ethics committee (the “Committee”). The Investigator will comply with all requirements established by the Committee and agrees to execute such assurances and other documents as the Committee may reasonably request. The Sponsor shall assist the Investigator to the extent required in this regard including, without limitation, signing the relevant forms and amending the Sponsor’s documents which shall be filed with the Committee. The Investigator will not enroll patients in the Study until the Protocol has been reviewed and approved by the Committee. The Sponsor shall be liable to obtain any further approval that may be required under applicable law. Any delay in the performance by the Institution and/or the Investigator’s of any of their undertakings hereunder due to insufficient approvals shall not be deemed to be a breach of this Agreement by them.

3.	INFORMED CONSENT

A.
The Investigator will be responsible for obtaining the written informed consent of each subject participating in the Study (or his or her authorized legal representative) before his or her participation in the Study. The form that shall be used in this regard shall be drafted by the Investigator and approved by the Sponsor, however the Investigator shall be responsible for its content.

B.
Without derogating from the generality of the aforementioned, the parties agree that such informed consent shall be granted only under circumstances that provide the prospective Study subject (or his or her representative) with sufficient opportunity to consider whether or not to participate and that minimize the possibility of coercion or undue influence. The parties further agree that any such written informed consent shall be obtained in compliance with all applicable laws, regulations, standards or guidelines.

4.	RECORDKEEPING, REPORTING AND ACCESS

A.
ACCESS. The Sponsor and/or any regulatory authorities may, to the extent reasonably necessary or to the extent required by applicable laws, regulations, standards or guidelines, subject to prior coordination with the Investigator and at the normal working hours in HMO (i.e. 8:00AM-16:00 PM):

(1)	examine and inspect the Investigator’s and the Institution’s facilities required for performance of the Study; and

(2)	confidentially inspect all data and work product relating to the Study.

(3)
Notwithstanding anything to the contrary herein, any information and/or data to be provided to the Sponsor under Sub Sections 1-2 above or under any other provision hereunder, shall be subject to the provisions of section 6(D) below and to the rights of the Subject of the Study for medical confidentiality and privacy under any applicable law or regulation (including, without limitation, HMO’s internal procedures).

B.
The Investigator shall prepare and maintain reasonably complete and accurate written records, accounts, notes, reports and data of the Study, including case report forms. The Investigator will retain or will cause the Institution to retain all such materials and data that the Institution has to retain under any applicable law for such periods as such law determines. After the termination of such applicable retention periods, the Institution shall no longer have any duty whatsoever to retain any such materials and data.

C.	REPORTING OF ADVERSE EVENTS

The Investigator shall promptly advise the Sponsor of any serious adverse event or unanticipated adverse effect occurring during the Study, or subsequent to the completion or termination of the Study, that becomes known to him.

D.	INTERVAL AND FINAL STUDY REPORTS

During the course of the Study, the Investigator shall provide the Sponsor with quarterly interval reports (to be provided within thirty (30) days of the end of each quarter with respect to such quarter) including copies of patient case report forms. The Investigator will deliver a final written Study report to the Sponsor within 6 months from the Study’s completion.

5.	COMPENSATION FOR STUDY

The Sponsor will pay compensation to the Institution for the performance of the Study as set forth in Schedule C hereto.

6.	CONFIDENTIAL INFORMATION

A.
Subject to the publication rights set out in section 7 below, the Investigator and the Institution agree to keep in confidence any written information expressly marked as “confidential” that is forwarded by the Sponsor to the Investigator or the Institution for purpose of the Study (or such oral information which is clearly defined as confidential upon its disclosure); or (b) information that comprises the Proprietary Data of the Sponsor as defined in section 8 hereto (the information described in clauses (a) and (b) above being collectively the “Confidential Information”). However, the obligation of non-disclosure and non-use shall not apply to the following:

(1)	Information that is or becomes publicly available other than as a result of disclosure by the Investigator or the Institution;

(2)	Information that the Institution can demonstrate based in records is already independently known by the Investigator, or employees of the Institution and/or the HMO, prior to its disclosure; or

(3)	Information that the Institution can demonstrate based in records was independently developed by employees of the Institution or of HMO who have not been exposed to the Confidential Information;

(4)
Information at or after such time that the Institution can demonstrate based in records that the same is disclosed on a non confidential basis to the Investigator or the Institution or the HMO, or their employees, by a third party; or

(5)
Information that the disclosure thereof is required under any law, court writ or any competent authority. However, if the Investigator and/or the Institution are legally required to disclose any Confidential Information to a court or governmental authority, prompt written notice thereof shall be given to the Sponsor.

B.	The obligations of non-disclosure hereunder shall continue for 3 years after the termination of this Agreement for any reason whatsoever.

C.
At the request of the Sponsor, the Investigator or the Institution, as the case may be, will return to the Sponsor all copies or other manifestations of Confidential Information that may be in the possession of the Investigator or the Institution, except for materials that have to be retained by the Investigator or the Institution as aforementioned and subject further to Section 4(B) hereto.

D.
Confidentiality of Medical Records. Sponsor, Investigator, and Institution understand, acknowledge and agree that they share the common goal of securing all individually identifiable health information and according that information the highest possible degree of confidentiality and protection from disclosure; accordingly, all individually identifiable health information shall at all times be treated as confidential by the parties in accordance with all federal, state and local laws, rules and regulations governing the confidentiality and privacy of individually identifiable health information as applicable, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIP AA”) and any regulations and official guidance promulgated thereunder, as well as the Israeli Patient’s Rights Law, 1996 (the “PR Law”), the Israeli Protection of Privacy Law, 1981 (the “PP Law”) and any regulations and rules promulgated thereunder, and the parties agree to take such additional steps and/or to negotiate such amendments to this Agreement as may be required to ensure that the parties are and remain in compliance with the HIP AA regulations and official guidance, as well as the PR and PP Laws and any regulations and rules promulgated thereunder. It is hereby agreed that any undertaking of the Institution and/or Investigators hereunder whatsoever is subject to any restrictions and/or limitations deemed necessary by the Institution and/or Investigators in their sole discretion, to comply with the above provisions. It is hereby made expressly clear that no patient identifiable information will be provided, or made available, to the Sponsor or any party acting on its behalf, without the express written consent of the patient.

7.	PUBLICATIONS

A.
Notwithstanding anything contained herein to the contrary, the Investigator and/or Institution may publish the results of the Study in scientific publications, provided that the Investigator and/or Institution have notified the Sponsor of their intent to publish and have received the consent of the Sponsor as set forth in Sub-Section B below. The Investigator and/or Institution and the Sponsor shall be listed as co-authors on said publication. Any said scientific publication will not contain the Sponsor’s Confidential Information without the Sponsor’s prior written approval, which for the purpose of this section shall not include the Study results.

B.
The Investigator will provide Sponsor with a copy of any proposed publication or presentation materials (“Material”) and a written notice of intent (on behalf of the Investigator or any Study staff at the Institution) to publish or present the Material at least 45 days prior to the scheduled presentation or publication submission date (the “Evaluation Period”), during which Sponsor shall inform the Investigator and the Institution if (i) it wishes to seek patent protection for any such Material, and (ii) if any such material contains New IP that is not patentable that is supported by an Israeli patent attorney opinion (“New Trade Secrets”). If the Sponsor does not so notify the Investigator within the Evaluation Period, the Sponsor shall be deemed to have given its consent to publication of the Material. If the Sponsor so notifies the Investigator within the Evaluation Period, (i) the material shall be edited to remove the New Trade Secrets, if any, and (ii) the Sponsor shall have an additional sixty (60) days, beginning from the end of the Evaluation Period to prepare and submit any patent application it wishes or achieve an Israeli patent attorney opinion that New IP is not patentable, and after such time, Investigator and/or Institution shall be free to publish the Material, other than New Trade Secrets subject to the limitations contained herein.

C.
Notwithstanding anything to the contrary herein, the Sponsor shall not use the names of the Institution, HMO or the Investigator and shall not disclose their involvement in the Study or the Products without the Institution’s prior written approval, all except for (a) references to publications which are already in the public domain at the time of publication and (b) applications for regulatory approvals to official authorities, and (c) as requested by regulatory authorities or as required by law or applicable regulation or stock exchange rule and/or regulation. Subject to the foregoing, the Sponsor shall include appropriate acknowledgement and credit to the Institution, HMO, the Investigator and their employees in any publication relating to the Study and/or to the Product in whatever media, including application(s) to official authorities or presentations to potential investors.

8.	INTELLECTUAL PROPERTY

A.
Intellectual property, including ideas, documents, information, know-how, trade secrets, reports, analyses, data and inventions (collectively, the “Proprietary Data”) owned by either Party prior to initiation of the Study shall be owned by that Party. Proprietary Data generated by the Investigator or the Institution or their respective employees, agents or contractors, from the performance of the Study and this Agreement (“New IP”) shall be owned by the Sponsor, and the Investigator and the Institution will disclose to the Sponsor all such New IP. For the purpose hereof and for the avoidance of doubt, frozen bone-marrow, collected by the Investigator and stored in HMO other than for the purpose of the Work defined in Schedule B hereof, shall be owned by HMO, and in any event shall not be owned by the Sponsor and shall not be regarded as Sponsor’s Proprietary Data or as New IP for the purpose hereof.

B.
The Investigator and the Institution hereby assign and transfer to the Sponsor all right, title and interest in such Proprietary Data and agree to take all further acts reasonably required (including without limitation execution of assignment forms), at the Sponsor’s expense, to convey title in such property to the Sponsor and/or to assist the Sponsor to perfect and protect such rights.

C.
New IP shall not include and Institution and/or the Investigator shall retain any and all rights, including intellectual property rights, to any inventions, discoveries and improvements or other technology, whether patentable or not, and all patent applications or patents based thereon :

(i)	conceived or made by HMO employees during the period of the Study which are not direct result of the implementation of the Study Protocol and/or the Work Plan as defined in Schedule B; and
(ii)	which are not directly claiming the Product.

(“Institution Inventions”)
The Institution shall promptly disclose in writing to the Sponsor the conception or reduction to practice of the Institution Inventions made or conceived during and as a result of the Study. In the event of any Institution Inventions, Sponsor shall have a right of first opportunity, for a period of two months from notification thereof by the Institution, to negotiate a financial consideration license to such Institution Inventions, on terms to be agreed between the Sponsor and the Institution. Failing conclusion of such agreement between the Sponsor and the Institution, the Institution shall be free to negotiate with third parties concerning such license.

D.
Notwithstanding, HMO and Hadasit shall have a perpetual fully paid-up non exclusive and non-transferable license to use the New IP for non-commercial purposes solely in connection with processes conducted by the Investigator or other HMO employees and delegates appointed by HMO prior to initiation of the Study, which for the avoidance of doubt does not include procedures which are Sponsor’s Proprietary Data, such as specific protocols for differentiation of cells.

E.
Subject to Section 6, nothing contained herein shall prevent Institution and/or HMO and/or Investigators from using the Proprietary Data for academic research, non commercial therapeutic and educational purposes only, provided that that every person or entity making use of the Proprietary Data is explicitly made aware by the Institution or the Investigator or HMO of the Sponsor’s proprietary interest therein.

9.	TANGIBLE MATERIALS

The Sponsor shall provide the Institution and the Investigator free of charge with all such materials, drugs, accessories and other items as shall be required for the conduct of the Study including, without limitation, the Product processed and delivered for the purpose of the Study pursuant to Schedule B. It is being clarified, however, that any use of any drugs under the Study shall only be made via HMO’s internal pharmacy and shall be subjected to its procedures. Upon completion of the Study or termination of this Agreement, the Investigator shall promptly return, at the Sponsor’s expense, all unused compounds, drugs, devices and other related materials.

10.	INDEMNIFICATION, INSURANCE, LIMITED LIABILITIES

A.
The Sponsor shall defend, indemnify and hold harmless the Investigator, the Institution, HMO and any of their employees, agents or contractors (collectively the “Indemnitees”) promptly upon their first demand from and against any loss, damage, liability and expense (including legal fees, arising out of or resulting from the performance of the Study and/or from the direct or indirect use, sale or manufacture by the Sponsor of the Study and/or the Study results and /or of products incorporating or involving such results and, without limitation to the foregoing, from or against product liability claims or claims regarding third party’s intellectual properly rights; provided however:

(1)
that the Sponsor’s indemnification obligations under this Section shall be proportionately reduced to the extent the loss was caused or increased by the negligence or willful misconduct of an Indemnitee (but only to the extent that such demands, claims, or judgments are due to the negligence or willful malfeasance of the Indemnitees);

(2)	that the Sponsor is notified in writing as soon as practicable under the circumstances of any complaint or claim potentially subject to indemnification;

(3)
the Indemnitees give the Sponsor all reasonable cooperation in the defense of the claims subject to Sponsor proving Indemnitees with legal defense within the specified defense periods under Israeli law.

(4)
the Indemnitees do not settle any claim or compromise any defense thereof without the consent of the Sponsor, which will not be unreasonably withheld and subject to Sponsor proving Indemnitees with legal defense within the specified defense periods under Israeli law. Sponsor may admit fault on behalf of the Indemnitees only subject to written approval of the Institution, which shall not be unreasonably withheld.

B.
The Indemnitees shall be entitled, at their sole discretion, to either (i) instruct the Sponsor to assume defense of any litigation or other legal procedure which entitles them to indemnification under this Agreement, in which case the Indemnitees shall be entitled to approve the choice of the legal counsel of the Sponsor, such approval shall not be unreasonably withheld, or (ii) to manage their defense themselves, in which case the Sponsor shall be responsible to any legal expenses (including reasonable attorney fees) stemming from such procedure and the results thereof.

C.
The Sponsor shall reimburse Institution for reasonable and necessary medical expenses incurred by Study Subjects as a direct result of the treatment of adverse reactions resulting from the administration of the Product and/or Study drugs and/or devices or procedures performed in accordance with the Protocol, provided such expenses are not covered by the Study Subject’s medical or hospital insurance coverage and are in no way attributable to the negligence or misconduct of any agent or employee of the Institution. No other compensation of any type will be provided by the Sponsor to the Study Subjects.

D.
Without derogating from the aforementioned, the Sponsor warrants and undertakes that it has purchased, and shall maintain during the entire term of the Agreement and for all relevant times subsequent thereto (including under applicable statues of limitation), sufficient insurance coverage for the Study and for the Sponsor’s liabilities hereunder, including without limitation, for claims relating to negligence of both Sponsor and of personnel performing the Study, and for claims relating to product liability, which insurance coverage shall be satisfactory to the Institution. The Sponsor further undertakes that HMO, the Institution, the Investigator and their employees will be included as co-insured in such insurance policy/ies. The insurance shall not be diminished or cancelled throughout the Study and the subsequent periods (according to the limitation/obsolescence act). Thirty (30) days prior to such insurance expiry, Sponsor shall provide the Institution with a policy extension or a new valid policy. Absence to provide such policy extension or a valid insurance policy shall entitle to Institution to terminate this Agreement and the Study immediately and without notice.

E.
Disclaimer of Warranty. Nothing contained in this Agreement shall be construed as a warranty by the Institution and the Investigator that the results of the Study will be useful or commercially exploitable or of any value whatsoever. In addition, and without derogating from the aforementioned the Institution and the Investigator disclaim all warranties, either express or implied, with respect to the Study and any products that incorporate, integrate or are designed based in whole or part, on the Study results (“Products”), including without limitation implied warranties of merchantability, efficacy and fitness for a particular purpose. The entire risk arising out of the production and use of the Study and the Products and any accompanying materials remains solely with the Sponsor, and the Sponsor shall be solely responsible for any use of the Work and/or the Product.

F.
Limitation on liability. Without derogating from the above, and except in the event of willful malfeasance or medical malpractice to the Study subjects, if the Institution or the Investigator are found liable (whether under contract, tort (including negligence) or otherwise), then the cumulative liability thereof for all claims whatsoever related to the Study or the Products or otherwise arising out of this Agreement, shall not exceed a total consideration actually paid to it by the Sponsor under this Agreement. This limitation of liability is intended to apply to all claims of the Sponsor without regard to which other provisions of this Agreement have been breached or have proved ineffective.

G.
Exclusion of Consequential Damages. Neither party shall be liable (whether under contract, tort (including negligence) or otherwise) to the other party, or any third party for any indirect, incidental or consequential damages, including, without limitation, any loss or damage to business earnings, lost profits or goodwill and lost or damaged data or documentation, suffered by any person, arising from and/or related with and/or connected to this agreement even if such party is advised of the possibility of such damages.

11.	TERM AND TERMINATION

A.
This Agreement shall become effective upon its execution by both parties and shall be in effect during the entire period of the Study as set forth in Schedule A hereto, unless terminated by the parties as set forth herein.

B.
Hadasit and the Sponsor may either terminate this Agreement upon the filing by any person of a petition for the winding-up or liquidation or the appointment of a receiver on most of the assets of the terminated party, if petition has not been withdrawn or dismissed within 21 days of its filing. In addition, each party may terminate this Agreement without further notice in case the terminated party has breached this Agreement and did not cure such breach within 21 days of delivery of a written notice from the non-defaulting party. The Sponsor may terminate this Agreement without prior notice as set in Section 1 (B) hereto.

C.
In addition, this Agreement may be terminated by cither Hadasit or the Sponsor for any other reason upon 60 days written notice. If Hadasit terminates this Agreement pursuant to this Sub-Section, it shall not be automatically entitled to all costs and non-cancelable commitments incurred prior such termination pursuant to Sub-Section 11D hereof.

From the Effective Date and during the Term, as defined in the GMP Lab Agreement (Schedule B), this Agreement shall terminate upon termination of GMP Lab Agreement (Schedule B).

D.
In the event of termination, the Sponsor shall reimburse the Institution for all costs and non-cancelable commitments incurred until the date of termination with regard to the performance of this Agreement.

E.
Subject to Sub-Section D above, upon termination of this Agreement, the Investigator and the Institution shall return to the Sponsor any funds not expended or irrevocably committed prior to the effective termination date.

F.
The Sponsor shall be obliged notwithstanding the termination of this Agreement for any reason to continue supplying any material and drug supplied by the Sponsor and used in the Study, and the Institution and the Investigator shall continue to provide supportive treatment to Study subjects who have begun to receive treatment with the Product as defined by the Investigator, in each case in order to comply with applicable laws and regulations and/or to avoid injury or harm to the Study subjects.

G.
Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under Sections 4, 6, 7, 8, 10, 14, and 16 will survive the termination or expiration of this Agreement.

12.	CHANGES TO THE PROTOCOL

Any amendment or modification of the Protocol must be agreed upon (such agreement not to be unreasonably withheld) by both the Investigator and the Sponsor and documented in writing and approved by the Committee, however any such change shall not exempt the Sponsor of its liabilities and responsibilities hereunder including adaptation to the Consideration paid by the Sponsor to the Institution as set under Schedule C hereto.

13.	ASSIGNMENTS

This Agreement, and the rights and obligations hereunder, may not be assigned by any party hereto without the express written consent of the other parties, which shall not be unreasonably withheld.

14.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of Israel. The competent courts in Jerusalem shall have exclusive jurisdiction over any dispute that may arise with respect to this Agreement.

15.	INDEPENDENT CONTRACTORS

Each party hereto (including the Investigator) is an independent contractor. Nothing contained herein shall be construed as forming employee-employer relations between the Sponsor’s employees and the Institution or HMO or between the Institution’s and HMO’s employees (including the Investigator) and the Sponsor.

16.	NOTICES

All notices required or permitted to be given under the Agreement shall be sent as follows:

If to the Sponsor:

BrainStorm Cell Therapeutics
12 Basel Street
Petah-Tikva 49001
Attention: C.E.O.

If to the Institution or to the Investigator:

Hadasit Medical Research Services And Development Ltd
POB 12000 Jerusalem 91120 Israel
Attention: VP Finance & Contracts

17.	ENTIRE AGREEMENT

This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and the Protocol, the terms of this Agreement shall govern. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. This Agreement may be amended only by a written document signed by Hadasit and the Sponsor. The Investigator’s signature shall only be required with respect to changes that cast further liabilities on the Investigator that are not already included hereunder.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first set forth above.

Brainstorm Cell Therapeutics Ltd.

By:	/s/ Rami Efrati
	Name:	Rami Efrati
	Title:	CFO
	Date:	February 17, 2010

Prof. Dimitrios Karussis

/s/ Dimitrios Karussis	February 17, 2010
[signature]

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD

By:	/s/ Illegible
Name:
Title:
Date: